Exhibit 15.1

[Deloitte Touche Tohmatsu CPA Ltd. Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Hurray! Holding Co., Ltd’s Registration Statement on Form S-8 (No. 333-125174) of our report dated June 8, 2007 (which expressed an unqualified opinion and included an explanatory paragraph relating to the change of accounting method for stock-based compensation to conform to statement of Financial Accounting Standard No.123 (revised 2004), “Share-Based Payment”), relating to the consolidated financial statements of Hurray! Holding Co., Ltd., appearing in and incorporated by reference in the Annual Report on Form 20-F of Hurray! Holding Co., Ltd. for the year ended 2006.

Deloitte Touche Tohmatsu CPA Ltd.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

June 15, 2007